FOR IMMEDIATE RELEASE
               March 30, 1998


NORFOLK SOUTHERN CONCLUDES NORTH AMERICAN SALE

NORFOLK, VA   Norfolk Southern Corporation (NYSE: NSC) today
announced the consummation of its previously announced transaction to sell its North American Van Lines (NAVL) subsidiary to an affiliate of the investment firm of Clayton, Dubilier & Rice Inc. (CD&R) for $200 million.
     Norfolk Southern Chairman, President and CEO David R. Goode said, "With the completion of this transaction, both NAVL and Norfolk Southern move into new eras. Norfolk Southern will focus all its energies on continued improvements to safe and efficient rail service in the eastern United States, helping to make our merchandise, intermodal and coal customers competitive both at home and in the global marketplace."
     Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk. It owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 14,400 miles of railroad in 20 states, primarily in the Southeast and Midwest and the Province of Ontario. The Corporation also owns Pocahontas Land Corporation, a natural resources company.
     NAVL was founded in 1933. Norfolk Southern acquired NAVL from PepsiCo in 1985.
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Media Contact: Robert Fort, Norfolk, (757) 629-2710
World Wide Web Site   http://www.nscorp.com